Exhibit 99.1
FOR IMMEDIATE RELEASE

CARROLS RESTAURANT GROUP, INC. TO PURCHASE 30 BURGER KING® RESTAURANTS IN NORTH CAROLINA

Syracuse, New York — (Business Wire) — September 18, 2014 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced that on September 18, 2014 it exercised its right of first refusal to purchase 30 BURGER KING® restaurants in eastern North Carolina under the same terms and conditions of an existing purchase and sale agreement between the sellers and an unrelated third party. The total purchase price is approximately $20 million payable in cash at closing, and the assets to be purchased include 12 fee-owned properties. The Company anticipates that subsequent to closing it will market and enter into sale/leaseback transactions for 10 of the fee-owned properties for total estimated proceeds of $13 million to $14 million.

Daniel T. Accordino, the Company's Chief Executive Officer said, "The addition of these 30 restaurants further expands our presence in North Carolina, where we currently operate 134 BURGER KING® restaurants, and provides us with a stronger foothold in the eastern portion of the state. Since raising equity capital earlier this year in a public offering, we have made a series of strategic acquisitions, and to date, completed the purchase of 29 restaurants. The expected closing of this transaction, along with the anticipated completion of our previously announced purchase of 64 restaurants from Heartland Food LLC, will bring our 2014 acquisition activity to over 120 restaurants and our restaurant count to more than 670 by year-end.”

Accordino concluded, “We are successfully executing on our acquisition strategy and believe that the leveraging of our operating and P&L disciplines will enhance shareholder value.”

The transaction is subject to certain customary closing conditions and is expected to be completed in early October.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 581 restaurants as of September 18, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-

looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Investor Relations:
800-348-1074 ext. 3333
investorrelations@carrols.com